Exhibit 10.1
SEPARATION AGREEMENT
This Separation Agreement (the “Separation Agreement”) is made as of this 7th day of November 2009 by and among Pinnacle Entertainment, Inc. (the “Company”) and Daniel R. Lee (“Executive,” and together with the Company, the “Parties”).
WHEREAS, Executive has been employed by the Company under terms set forth in the Third Amended and Restated Employment Agreement dated as of December 22, 2008 by and between Executive and the Company (the “Employment Agreement”);
WHEREAS, Executive’s employment with the Company has ended by Executive’s resignation (the “Separation”) on November 7, 2009 (the “Separation Date”); and
WHEREAS, the Parties desire to enter into this Separation Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.
NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:
1. Acknowledgment of Separation. The Parties acknowledge and agree that the Separation occurred on the Separation Date and that the Separation shall be treated as a termination without cause other than in connection with a change of control pursuant to Section 6.2 for all purposes under the Employment Agreement. In addition, notwithstanding anything to the contrary, the Parties acknowledge and agree that all provisions of the Employment Agreement terminated effective as of the Separation Date, with the exception of the provisions of Sections 4.4, 6.5.2(b), 6.5.5, 6.5.6, 7.1, 7.2, 7.3, 7.5, 7.6, 7.7, 7.8, and 7.9, Articles 8 and 9 and Appendix A of the Employment Agreement (collectively, the “Surviving Employment Agreement Provisions”), which shall survive the Separation and the effectiveness of this Separation Agreement and will remain in full force and effect after the Separation Date in accordance with their terms. The post-separation provisions of the Employment Agreement, including specifically Sections 7.3, 7.5, 7.6 and 7.7, with respect to periods after the “Term” (as such term is used in the Employment Agreement) shall be considered effective as of and shall run from the Separation Date. Upon the Separation, Executive shall be treated as having resigned from all positions Executive held with the Company and its subsidiaries, whether as a director, officer, manager or any other position.
2. Executive’s Acknowledgment of Consideration. Executive specifically acknowledges that the obligations and payments set forth in Section 3(a) below were agreed to by the Parties upon entering into the Employment Agreement, and the other obligations and payments of the Company set forth in Section 3 hereof and the release of the Company granted in Section 6 hereof are being provided by the Company in consideration for the release granted by Executive in Section 5 hereof.

3. Payments and Benefits Upon and After the Separation.
(a) Accrued Salary, Expenses and Prorated Bonus. As described in Section 6.5.1 of the Employment Agreement and subject to the provisions of subsection (g) hereunder, the Company shall pay or cause to be paid to Executive all accrued but unpaid base salary and vacation benefits. In addition, promptly upon submission by Executive of his unpaid expenses incurred prior to the Separation Date as described in Article 5 of the Employment Agreement, reimbursement for such expenses shall be made. The Company shall pay these amounts within ten (10) days of the Separation Date. In addition, Executive shall be entitled to receive a bonus for the 2009 year in the amount of $395,000, payable six (6) months and one (1) day after the Separation Date.
(b) Severance. Subject to the last sentence of this clause, the severance to be paid to Executive, computed in the manner described in Section 6.5.3(a) of the Employment Agreement, shall be a total of Two Million Eight Hundred Twenty Two Thousand Dollars ($2,822,000), which is equal to the sum of (i) 150% of Executive’s annual base salary ($1,000,000) on his last day of employment (the 150% of such annual salary is referred to herein as the “Base Severance Benefit”) plus (ii) average of the annual bonus paid to Executive in 2006, 2007, and 2008. Such amount is $881,670 (the 150% of such Bonus Amount is referred to herein as “Bonus Severance Benefit”). The Base Severance Benefit shall be paid to Executive in equal monthly installments over eighteen (18) months immediately following the Separation Date in accordance with the Company’s regular salary payment schedule from time to time; provided, however, that, in accordance with Section 10 of this Separation Agreement, the Base Severance Benefit that would otherwise be paid within six (6) months of the date of Separation shall be accumulated and paid in one lump sum six (6) months and one (1) day after the date of Separation. One half of the Bonus Severance Benefit shall be paid to Executive on the date the first Base Severance Benefit is paid and the balance in three (3) annual installments of $220,330 on the anniversary dates of the Separation Date.
(c) Accelerated Vesting — Stock Options. On the date of this Separation Agreement, the Company will cause certain of Executive’s outstanding stock options to become fully vested and exercisable as of the Separation Date as and to the extent provided in Section 6.5.2(b) of the Employment Agreement and any of Executive’s remaining unvested stock options shall immediately terminate. The Parties agree that, with respect to Executive’s stock options that survive the Separation, Executive shall have one (1) year from the Separation Date to exercise such stock options and any of such stock options which remain unexercised shall expire thereafter.
(d) Other Benefits Payments. The Company shall pay or make available to Executive all benefits described under Section 6.5.3(c) of the Employment Agreement with respect to “Health and Disability Coverage Continuation” described therein for a maximum period of eighteen (18) months from the Separation Date. Executive shall promptly advise the Company if he becomes covered under other insurance plans. Any reimbursement that is taxable to the Executive shall be made not later than December 31 of the calendar year following the calendar year in which Executive or family member incurred the expense.

(e) [Reserved.]
(f) Gaming Regulatory Authorities. If any federal, state, or local gaming or liquor regulatory authority with jurisdiction over the gaming operations of the Company and its affiliates (“Gaming Authority”) notifies the Company that any payment to Executive hereunder (i) is prohibited or restricted, (ii) would subject the Company or its affiliates to disciplinary action, or (iii) would otherwise have an adverse effect on any registration, license, finding of suitability, permit, or approval (a “License”) held by the Company or its affiliates, or any application for a License (such notification referred to hereinafter as a “Regulatory Notice”), Company’s obligations to make the payments to Executive hereunder which are the subject of the Regulatory Notice shall cease, subject to the last sentence of this subsection. Company shall promptly notify Executive of any such Regulatory Notice. Company shall have no obligation to dispute, contest, or petition for relief from a Regulatory Notice or any action or proceeding commenced by a Gaming Authority pursuant to a Regulatory Notice. Executive shall have the right to challenge or contest a Regulatory Notice at his expense (subject to Executives indemnification rights, if any) and if the Gaming Authority determines that payments to Executive are permitted and so notifies the Company, then Company’s obligations to make payments hereunder shall continue.
(g) Tax Withholding. The Company shall be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes.
(h) No Duty to Mitigate. The payments contemplated herein shall not be subject to any duty of mitigation by Executive nor to offset for any income earned by Executive following Separation.
4. Prohibitions on Certain Actions by Executive.
(a) Prohibition on Certain Actions by Executive. Executive acknowledges that, given Executive’s position with the Company prior to the Separation, Executive possesses substantial non-public information and other confidential information regarding the Company which has substantial economic value to the Company, including without limitation information relating to the Company’s development plans, prospects, and financial, organizational, managerial, administrative, customer, marketing information regarding the Company, much of which the Company considers highly sensitive information. Executive has agreed, pursuant to Section 7.1 of the Employment Agreement, to, among other things, not directly or indirectly disclose, divulge, communicate, use or otherwise disclose any such information. In order to better ensure that such information is not used inappropriately by Executive, in addition to Executive’s obligations under Section 7.1 of the Employment Agreement, which survives the Separation and the effectiveness of this Separation Agreement, for a period of three (3) years from the Separation Date,

Executive shall not, nor shall it permit any Affiliate or Associate (as such terms are hereinafter defined) or representative of Executive (such Affiliates, Associates and representatives, collectively and individually, the “Executive Affiliates”) to, directly or indirectly:
(i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in:
(1) any solicitation of proxies or written consents of stockholders, or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the common stock of the Company (the “Common Stock”) (other than by voting his or its shares of Common Stock in a way that does not violate this Separation Agreement), or become a participant in any contested solicitation with respect to the Company, including without limitation relating to the removal or the election of directors of the Company or seek representation on the Company’s Board of Directors or a change in the composition or size of the Company’s Board of Directors;
(2) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries (other than the exercise by Executive of stock options held by Executive as of the Separation Date),
(3) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries, or
(4) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or
(ii) form, join or participate in a partnership, limited partnership, limited liability company, syndicate, person or other group, including without limitation a group as defined under Section 13(d) of the Exchange Act (as defined below), with respect to the Common Stock, or otherwise assist, support or participate in any effort by any person with respect to the matters set forth in subparagraph (i) above, or deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any voting agreement;
(iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company;
(iv) publicly announce any intention to take any action, or take any action which might force the Company to make a public announcement, in either case, regarding any of the types of matters set forth in subparagraph (i) above; or
(v) enter into any discussions or arrangements with any person with respect to any of the foregoing (including the matters set forth in subparagraph (i) above).
Executive also agrees, on behalf of itself and its Affiliates, Associates and representatives, not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 8 (including this sentence).

(b) For purposes of this Agreement: the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except that the 10% threshold in the definition of “Associate” shall be replaced with 1% and beneficial ownership under such definition shall include the right to acquire securities whether such right is exercisable immediately or only after the passage of time or only after satisfaction of conditions); and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.
5. Executive Release and Waiver.
(a) Executive Release. Executive, for and on behalf of himself and each of his heirs, executors, administrators, personal representatives, successors and assigns (the “Releasors”), to the maximum extent permitted by law, hereby fully and forever releases, acquits and discharges the Company, together with its subsidiaries, parents and affiliates, and each of their past and present direct and indirect stockholders, directors, members, partners, officers, employees, attorneys, agents and representatives, and their heirs, executors, administrators, personal representatives, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by Executive of this Separation Agreement, including, without limitation, any of the foregoing arising out of or in any way related to or based upon:
(i) Executive’s application for and employment with the Company, his being an officer, director or employee of the Company or any of its subsidiaries, or the Employment Agreement or the Separation;
(ii) any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook;
(iii) any alleged misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge; or
(iv) any federal, state or local statute, ordinance or regulation, including but not limited to the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act and Women’s Equity Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Equal Pay Act of 1963, as amended; the Occupational Safety and Health Act of 1970; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Vocational Rehabilitation Act of 1973; the Worker Adjustment Retraining and Notification Act of 1988; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act and the National Labor Relations Act, as amended, and the Older Workers Benefit Protection Act.

(b) Exceptions to Executive Release. Notwithstanding any other provision of this Separation Agreement to the contrary, the release by the Executive does not: (i) limit in any way the Executive’s rights under this Separation Agreement and under the Surviving Employment Agreement Provisions, (ii) release any rights under applicable law which cannot be waived or released pursuant to any agreement, (iii) release any rights Executive may have to indemnification under the bylaws, the Employment Agreement, or governing documents of the Company or any of its subsidiaries or under applicable law, or (iv) release any rights Executive may have as a direct insured under the Company’s directors’ and officers’ liability insurance policies.
(c) Current or Pending Claims of any Kind and No Relief for Released Claims. Executive and Releasors have not and as of the date of this Separation Agreement will not have filed any civil action, suit, arbitration, administrative charge or legal proceeding against any Releasee, nor has the Executive or any Releasor assigned, pledged or hypothecated any claim as of the Separation Date to any person and no other person has any interest in the claims that Executive or any Releasor is releasing herein. Executive agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration or other legal proceedings seeking equitable or monetary relief concerning any claim released by Executive, neither Executive nor any Releasor will seek or accept any personal relief from or as the result of any action, suit or arbitration or other legal proceeding.
(d) Effect of Executive Release and Waiver. Executive understands and intends that this Section 5 constitutes a general release of all claims except as otherwise provided in Section 5(b), above, and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver.
(e) Executive Waiver of Unknown Claims. Executive or any Releasor may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of this Separation Agreement and which, if known or suspected at the time of entering into this Separation Agreement, may have materially affected this Separation Agreement and his decision to enter into it; nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.
(f) ADEA Release. Executive agrees and expressly acknowledges that this Separation Agreement includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Separation Agreement:
(i) The waiver and release of claims under the ADEA contained in this Agreement do not cover rights or claims that may arise after the date on which Executive executes and delivers this Separation Agreement to the Company.

(ii) This Separation Agreement involves consideration in addition to anything of value to which Executive is already entitled.
(iii) Executive is advised to consult an attorney before signing this Separation Agreement. If Executive executes this Separation Agreement prior to the expiration of the period specified in Section 6(f)(iv) below, Executive does so voluntarily and after having had the opportunity to consult with an attorney.
(iv) Executive is granted twenty-one (21) days after Executive is presented with this Agreement to decide whether or not to sign this Separation Agreement.
(v) Executive will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days after Executive’s employment with the Company and all of its Affiliates has terminated and Executive has reaffirmed this Agreement. This Section 6(f) shall not become effective or enforceable until that revocation period has expired. Executive understands and agrees that Executive shall refund any consideration that has been previously paid to Executive, and shall receive no further consideration, if Executive revokes the waiver and release of ADEA claims.
6. Return of Corporate Property. Executive hereby covenants and agrees to immediately return all Company files, records and other property in Executive’s possession, including such Company property located at Executive’s home offices in Nevada and Wyoming.
7. Remedies.
(a) The Parties hereby acknowledge and affirm that in the event of any breach by Executive or the Company of any of the covenants, agreements, and obligations hereunder, monetary damages would be inadequate to compensate the Parties. Accordingly, in addition to other remedies which may be available to the Parties hereunder or otherwise at law or in equity, the Parties shall be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto. Should any provision hereof be adjudged to any extent invalid by any court or tribunal of competent jurisdiction, each provision shall be deemed modified to the minimum extent necessary to render it enforceable.
(b) Executive hereby acknowledges and affirms that, in the event of a breach by Executive of any of Executive’s covenants, agreements, and obligations under this Agreement, in addition to any other remedies which may be available to the Company hereunder or otherwise at law or in equity, the Company shall have the right to terminate any payments due hereunder and to recover of any payments previously made and rights previously granted hereunder.
8. Acknowledgment of Voluntary Agreement. Executive acknowledges that he has entered into this Separation Agreement freely and without coercion, that he has been advised by the Company to consult with counsel of his choice, that he has had adequate opportunity to so consult, and that he has been given all time periods required by law to consider this Separation Agreement, including but not limited to the 21-day period required by the ADEA.

9. Complete Agreement; Inconsistencies. This Separation Agreement, including the Surviving Employment Agreement Provisions and any other documents referenced herein, constitute the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Separation Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Sections 5 and 6 hereof.
10. 409A Additional Tax. In the event that any compensation with respect to the Executive’s termination is “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder (“Section 409A”), payment of such compensation shall be delayed as required by Section 409A. Such delay shall last six months from the Separation Date, except in the event of the Executive’s death. Within 30 days following the end of such six-month period, or, if earlier, the Executive’s death, the Company will make a catch-up payment to the Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 10. Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Any deferred amounts will be placed in a “rabbi trust” with an independent trustee reasonably acceptable to Executive. Such trust will expressly provide that in the event of a Regulatory Notice under Section 3(f), the Company may notify the trustee of such notice and the trustee shall forthwith pay to the Company the full amount of the deferred compensation in the trust that is the subject of such notice.
11. Arbitration. Except for a claim for injunctive relief, any controversy, dispute, or claim between the Parties arising out of this Separation Agreement shall be settled exclusively by arbitration pursuant to the provisions of Article 8 of the Employment Agreement, and such provision is incorporated herein by this reference.
12. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Separation Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of Nevada. In furtherance of the foregoing, the internal law of the State of Nevada shall control the interpretation and construction of this Separation Agreement, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.
13. Severability. The invalidity or unenforceability of any provision of this Separation Agreement shall not affect the validity or enforceability of any other provision of this Separation Agreement, which shall otherwise remain in full force and effect.

14. Counterparts. This Separation Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
15. Successors and Assigns. The Parties’ obligations hereunder shall be binding upon their successors and permitted assigns. The Parties’ rights and the rights of the other Releasees shall inure to the benefit of, and be enforceable by, any of the Parties’ and Releasees’ respective successors and permitted assigns. Executive may not assign any of his rights and obligations under this Separation Agreement, except as may be agreed to in writing by the Company. The Company may assign all rights and obligations of this Separation Agreement to any successor in interest to the assets of the Company. In the event that the Company is dissolved, all obligations of the Company under this Agreement shall be provided for in accordance with applicable law.
16. Amendments and Waivers. No amendment to or waiver of this Separation Agreement or any of its terms shall be binding upon any Party unless consented to in writing by such Party.
17. Headings. The headings of the sections and subsections hereof are for purposes of convenience only, and shall not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.
18. Attorneys’ Fees. In the event a Party commences an action to enforce the terms of this Separation Agreement, or for damages for a breach arising out of or relating to this Separation Agreement, the prevailing Party shall be entitled to an award of reasonable attorneys’ fees.
19. Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Separation Agreement, the Executive shall be treated as agent and attorney-in-fact for that interest held or claimed by his spouse with respect to this Agreement. This appointment is coupled with an interest and is irrevocable.
[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement effective as of the date of the first signature affixed below or as otherwise provided in this Separation Agreement.
DATED: November 7, 2009
PINNACLE ENTERTAINMENT, INC.

By:	/s/ John A. Godfrey John A. Godfrey Executive Vice President, General Counsel and Secretary
READ CAREFULLY BEFORE SIGNING
I have read this Separation Agreement and have had the opportunity to consult legal counsel and my own tax advisors prior to my signing of this Separation Agreement. I understand that by executing this Separation Agreement, I will relinquish any right or demand I may have against the Releasees or any of them, unless otherwise provided in this Separation Agreement and/or my Employment Agreement.
DATED: November 7, 2009

By:	/s/ Daniel R. Lee DANIEL R. LEE

SPOUSAL CONSENT
By her signature below, the spouse of Daniel R. Lee agrees to be bound by all of the items and conditions of the foregoing Separation Agreement (including those relating to the appointment of Daniel R. Lee as her attorney-in-fact).
DATED: November 7, 2009

By:	/s/ Suzanne Lee SUZANNE LEE